Exhibit 99.01

FOR IMMEDIATE RELEASE	NEWS RELEASE

Contact:	Fran Barsky
Investor Relations Manager
Cree, Inc.
(T) 919-313-5397
(F) 919-313-5615
Fran_Barsky@cree.com

Cree Announces New Expanded Contract with OSRAM

Cree To Supply 500 Million LED Chips

Durham, NC, October 1, 2003 – Cree, Inc. (Nasdaq: CREE) today announced that it has signed an agreement with OSRAM Opto Semiconductors GmbH (OSRAM) for the purchase of at least 500 million light emitting diode (LED) chips over a 21-month period commencing October 2003 and extending through June 2005. The agreement covers Cree’s entire Opto product line, including standard, mid-bright and XBright® LED chip families as well as silicon carbide (SiC) wafers. The amount of revenue to Cree from sales under the agreement will depend on the mix of products OSRAM chooses to order.

Chuck Swoboda, Cree’s President and CEO, commented, “We are very pleased to grow and extend our strong relationship with OSRAM as we enter our seventh consecutive contract year. OSRAM is recognized and respected as a world leading LED lamp manufacturer and has been Cree’s largest end customer. OSRAM’s commitment is a reflection of their technology and leadership strength in key markets, including automotive and mobile hand sets.”

Dr. Ruediger Mueller, President and CEO of OSRAM Opto Semiconductors, stated “By signing this long term agreement, OSRAM is demonstrating our commitment to strengthening the relationship with Cree. We believe we will continue to grow our business based on the ongoing improvements in brightness and in the performance of LEDs based on SiC technology.”

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. Its products include blue, green and ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Potential applications for these products include solid-state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

About OSRAM Opto Semiconductor

OSRAM Opto Semiconductors GmbH, headquartered in Regensburg, Germany, is a wholly-owned subsidiary of OSRAM GmbH, one of the world’s three largest lamp manufacturers, and offers its customers a range of solutions based on semiconductor technology for lighting, sensor and visualization applications. The company operates facilities in Regensburg (Germany), San José (USA) and Penang (Malaysia).

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including the ability of OSRAM under the agreement to decrease its purchase commitment if Cree does not offer prices at certain specified levels or as agreed to by the parties; the possibility we may be unable to manufacture the volume of products required to fulfill contracted demand in a timely manner due to technological or manufacturing difficulties; the risk of liquidated damages we may be required to pay in the event of delays in shipment; and other factors discussed in Cree’s report on Form 10-K for the year ended June 29, 2003.

Cree, the Cree logo and XBright are registered trademarks of Cree, Inc.

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